Exhibit 99.1

Sunoco LP and Sunoco Finance Corp. Announce Commencement of Consent Solicitations Relating to

its 6.250% Senior Notes due 2021 and 6.375% Senior Notes due 2023

DALLAS, October 10, 2017 — Sunoco LP (“Sunoco”) and Sunoco Finance Corp. (collectively, the “Issuers”) today announced the commencement of consent solicitations (the “Consent Solicitations”) to amend the indentures governing their $800 million aggregate principal amount of 6.250% Senior Notes due 2021 (CUSIP No. 86765LAF4) (the “2021 Notes”) and their $800 million aggregate principal amount of 6.375% Senior Notes due 2023 (CUSIP No. 86765LAG2) (the “2023 Notes” and together with the 2021 Notes, the “Notes”).

The Consent Solicitations are being made in accordance with the terms and subject to the conditions set forth in a Consent Solicitation Statement dated October 10, 2017 (the “Consent Solicitation Statement”), to holders of record as of October 6, 2017 (collectively, the “Holders”). The Consent Solicitations will expire at 5:00 p.m., New York City time, on October 18, 2017, unless extended (the “Expiration Date”).

The purpose of the Consent Solicitations is to permit the consummation of Sunoco’s pending sale of approximately 1,112 company-operated retail fuel outlets to 7-Eleven, Inc. and the sale of Sunoco’s remaining company-operated retail assets located in the continental United States (the “Retail Divestiture”). The proposed amendments (the “Proposed Amendments”) to the indentures would also eliminate any requirement to make a change of control offer at 101% of par or an asset sale offer at 100% of par as a result of the consummation of the Retail Divestiture.

Holders who validly deliver and do not validly revoke consents prior to the Expiration Date will receive a fee of $10.00 in cash per $1,000.00 principal amount of Notes, subject to the receipt of the Requisite Consents described below. The Proposed Amendments will also prohibit the Issuers from optionally redeeming the 2021 Notes and the 2023 Notes until April 15, 2019 and April 1, 2020, respectively, and provide holders the right to require the Issuers to repurchase the 2021 Notes and the 2023 Notes at 101.563% and 101.594% of the principal amount thereof, respectively, plus accrued and unpaid interest, if any, on April 15, 2019, in the case of the 2021 Notes and on April 1, 2020, in the case of the 2023 Notes.

The consent fee will be paid to consenting holders promptly after the Expiration Date, subject to the receipt of consents from holders of at least a majority in aggregate principal amount of the outstanding Notes of a series (the “Requisite Consents”) prior to the Expiration Date, the execution and effectiveness of supplemental indentures effecting the Proposed Amendments, and other customary conditions described in the Consent Solicitation Statement. Holders of Notes that do not consent prior to the Expiration Date will not receive a consent fee.

Sunoco also announced today that it has issued a notice of redemption with respect to all $600 million outstanding principal amount of their 5.500% Senior Notes due 2020 (the “2020 Notes”), subject to the closing of the 7-Eleven transaction. Sunoco will redeem the 2020 Notes at a price of 102.750% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. Sunoco expects the closing of the 7-Eleven transaction to occur in the fourth quarter of 2017, subject to the satisfaction or waiver of customary closing conditions.

Sunoco has retained BofA Merrill Lynch to act as Solicitation Agent in connection with the Consent Solicitations. Questions about the Consent Solicitation may be directed to BofA Merrill Lynch at (888)

292-0070 (toll free) or (980) 388-4813 (direct). Requests for copies of the Consent Solicitation Statement and related documents, and assistance relating to the procedures for delivering consents, may be obtained by contacting Ipreo LLC, the Information and Tabulation Agent, at (888) 593-9546 (toll free) or (212) 849-3880 (banks and brokers).

This press release is neither an offer to purchase or sell securities, a solicitation of an offer to purchase or sell securities, nor a solicitation of consents, and no recommendation is made as to whether or not holders of Notes should consent to the adoption of the Proposed Amendments. The Consent Solicitation is not being made to holders of Notes in any jurisdiction in which the making thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Sunoco

Sunoco LP (NYSE: SUN) is a master limited partnership that operates 1,353 convenience stores and retail fuel sites and distributes motor fuel to 7,937 convenience stores, independent dealers, commercial customers and distributors located in 30 states. Our parent — Energy Transfer Equity, L.P. (NYSE: ETE) — owns SUN’s general partner and incentive distribution rights.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements with respect to our ability to consummate the Retail Divestiture, Consent Solicitations and redemption of 2020 Notes and the timing of such transactions. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Contacts

Investors:

Scott Grischow, Senior Director – Investor Relations and Treasury

(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, Senior Analyst – Investor Relations and Finance

(214) 840-5553, derek.rabe@sunoco.com

Media:

Alyson Gomez, Director – Communications

(469) 646-1758, alyson.gomez@sunoco.com

Jeamy Molina, Senior Manager – PR & Communications

(469) 646-1776, jeamy.molina@sunoco.com